 Filed Pursuant to Rule 424(b)(7)
 Registration No. 333-213782
CALCULATION OF REGISTRATION FEE
Title of Class of Securities to be Registered	Amount to be Registered	Amount of Registration Fee(1)
Common Shares, par value $0.01 per share	$103,250,000	$12,854.63

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 26, 2016)
7,000,000 Shares
SHIP FINANCE INTERNATIONAL LIMITED
Common Shares
Up to 7,000,000 common shares of Ship Finance International Limited are being offered by the selling shareholders named herein. The selling shareholders will borrow such shares through lending arrangements from certain of the underwriters (or their respective affiliates) in our concurrent offering of our $150,000,000 million aggregate principal amount 4.875% convertible senior notes due 2023, or our convertible notes, each of which is borrowing the shares either directly from SFL Capital II Ltd. (our wholly-owned subsidiary, which we refer to herein as SFLC) or from its affiliate, which in turn is borrowing the shares from SFLC. We refer to the entities that are borrowing shares from SFLC as the Share Borrowers. The borrowed shares are newly-issued shares issued in connection with this transaction and will be cancelled or held as treasury shares by us upon the expiration or the early termination of the share lending arrangements described herein (unless SFLC directs the borrowed shares to be delivered to a nominee).
We expect that the selling shareholders will sell the borrowed shares and use the resulting short position to establish their initial hedge with respect to their investments in our convertible notes which are being offered in a concurrent offering pursuant to a separate prospectus supplement and accompanying prospectus. The selling shareholders may effect such transactions by selling the borrowed shares at various prices from time to time through the Share Borrowers or their respective affiliates. The selling shareholders will receive all of the net proceeds from the sale of the borrowed shares, and neither we nor SFLC will receive any of those proceeds, but we will receive a one-time nominal fee of  $0.01 per share from SFLC for each newly-issued share, and SFLC will receive a fee in respect of the borrowed shares from the Share Borrowers for the use of the borrowed shares.
The borrowed shares may be offered for sale in transactions that may include block sales, sales on the New York Stock Exchange, or the NYSE, sales in the over-the-counter market, sales pursuant to negotiated transactions or otherwise. See “Description of the Share Lending Agreements; Concurrent Offering of Convertible Notes.” The delivery of the borrowed shares being offered hereby is conditioned upon the closing of the concurrent offering of the convertible notes.
Our common shares are listed on the NYSE under the symbol “SFL.” The last reported sale price of our common shares on the NYSE on April 18, 2018 was $14.85 per share.

Investing in our common shares involves a high degree of risk. Please read “Risk Factors” beginning on page S-12 of this prospectus supplement and similar sections in our filings with the Securities and Exchange Commission, or the Commission, incorporated by reference herein.

Neither the Commission nor any state securities commission has approved or disapproved the issuance of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
April 19, 2018

Prospectus Supplement

Base Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Commission utilizing a “shelf” registration process. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the common shares offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about the securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.
If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered hereby and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Information Incorporated by Reference” in this prospectus supplement and “Where You Can Find Additional Information” in the accompanying prospectus before investing in our common shares.
You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus, and in other offering materials, if any, filed by us with the Commission. Neither we nor the selling shareholders have authorized any other person to provide you with different or additional information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. See “Plan of Distribution.” The information contained in or incorporated by reference into this prospectus supplement, or the accompanying prospectus or any other offering materials is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since those dates.
We prepare our financial statements, including all of the financial statements included or incorporated by reference into this prospectus supplement, in U.S. dollars and in conformity with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.
Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our securities.
The distribution of this prospectus supplement and the accompanying prospectus and the offering of common shares in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our or the selling shareholders’ behalf, to subscribe to or purchase any common shares, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
The Bermuda Monetary Authority has given its consent for the issue and free transferability of our common shares to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary
S-ii

Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus supplement or the accompanying prospectus. Certain issues and transfers of common shares or preference shares involving persons deemed resident in Bermuda for exchange control purposes may require the specific consent of the Bermuda Monetary Authority.
S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference into this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement pursuant to this safe harbor legislation. This prospectus supplement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.
The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the Commission that are incorporated by reference into this prospectus supplement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated. In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to:
•
the strength of world economies;

•
our ability to generate cash to service our indebtedness;

•
the impact on us of any restructuring of the counterparties with whom we deal, including the ongoing restructuring of Seadrill Limited, or Seadrill;

•
our ability to continue to satisfy our financial and other covenants, or obtain waivers relating to such covenants from our lenders under our credit facilities;

•
our ability to successfully manage our planned growth properly, including accomplishing and integrating the acquisition of vessels or related businesses;

•
our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•
our counterparties’ ability or willingness to honor their obligations under agreements with us;

•
fluctuations in currencies and interest rates;

•
general market conditions, including fluctuations in charter hire rates and vessel values;

•
changes in supply and generally the number, size and form of providers of goods and services in the markets in which we operate;

•
changes in demand in the markets in which we operate;

S-iv

•
changes in demand resulting from changes in the Organization of the Petroleum Exporting Countries’ petroleum production levels and worldwide oil consumption and storage;

•
developments regarding the technologies relating to oil exploration;

•
changes in market demand in countries which import commodities and finished goods and changes in the amount and location of the production of those commodities and finished goods;

•
increased inspection procedures and more restrictive import and export controls;

•
the imposition of sanctions by the Office of Foreign Assets Control of the Department of the U.S. Treasury or pursuant to other applicable laws or regulations against us or any of our subsidiaries;

•
changes in our operating expenses, including bunker prices, drydocking and insurance costs;

•
performance of our charterers and other counterparties with whom we deal;

•
our inability to generate revenues from our profit sharing arrangements;

•
timely delivery of vessels under construction within the contracted price;

•
changes in governmental rules and regulations or actions taken by regulatory authorities;

•
potential liability from pending or future litigation;

•
general domestic and international political conditions;

•
potential disruption of shipping routes due to accidents;

•
piracy or political events; and

•
other important factors described under the heading “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our annual report on Form 20-F for the year ended December 31, 2017, as well as those described from time to time in the reports filed by us with the Commission.

This prospectus supplement may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in our periodic reports that we will file with the Commission, in other information sent to our security holders, and in other written materials. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.
We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus supplement or the documents incorporated by reference into this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.
MARKET AND INDUSTRY DATA
Certain market data contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus are based on independent industry publications and reports by market research firms. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources referred to above.
S-v

PROSPECTUS SUPPLEMENT SUMMARY
This section summarizes some of the information that is contained in this prospectus supplement, the accompanying prospectus or in other documents incorporated by reference into this prospectus supplement. As an investor or prospective investor in our common shares, you should review carefully the risk factors and the more detailed information that appear in this prospectus supplement, the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the notes or that are contained in the documents that we incorporate by reference into this prospectus supplement.
Unless otherwise indicated or if the context otherwise requires, as used in this prospectus supplement, the terms “we,” “our,” “us,” and the “Company” refer to Ship Finance International Limited and all of its subsidiaries.
We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term twenty-foot equivalent units, or “TEU”, in describing container vessels to refer to the number of standard twenty foot containers that the vessel can carry. We use the term car equivalent unit, or “CEU”, in describing the size of car carriers and number of cars they have the capacity to transport.
Ship Finance International Limited
We are a global international ship-owning company with a large and diverse asset base across the maritime and offshore industries. As of April 17, 2018, our assets consisted of 10 crude oil tankers, 22 dry bulk carriers, 37 container vessels (including two chartered-in 19,200 TEU vessels), two car carriers, two jack-up drilling rigs, two ultra-deepwater drilling units, five offshore support vessels, two chemical tankers and two oil product tankers.
Most or our vessels and rigs are employed under long term charters, which are generally contracted to expire between one and 14 years from now. We believe these existing charters provide us with significant and stable base cash flows and high asset utilization, subject to the full performance of the obligations of our counterparties under their agreements with us. The fixed-rate charter backlog as of December 31, 2017 and adjusted for subsequent vessel sales and charter cancellations was approximately $3.1 billion, with an average remaining charter term of nearly five years, or more than eight years if weighted by charter revenue. Some of our charters include purchase options on behalf of the charterer, which if exercised would reduce our remaining charter coverage and contracted cash flow, but increase our cash position. The amount of actual revenues earned and the actual periods during which revenues are earned may be different from the backlog projections due to various factors including, off-hire caused by unscheduled repairs, maintenance and other factors.
The following table sets forth summary information regarding our fleet as of March 31, 2018.
Vessel	Approximate		Flag	Lease Classification	Charter Expiry Date
	Built	DWT
VLCCs
Front Ariake	2001	299,000	BA	Capital lease	2023
Front Serenade	2002	299,000	LIB	Capital lease	2024
Front Hakata	2002	298,500	BA	Capital lease	2025
Front Stratus	2002	299,000	LIB	Capital lease	2025
Front Falcon	2002	309,000	BA	Capital lease	2025
Front Page	2002	299,000	LIB	Capital lease	2025
Front Energy	2004	305,000	MI	Capital lease	2027
Front Force	2004	305,000	MI	Capital lease	2027
Suezmaxes
Glorycrown	2009	156,000	MI	n/a	n/a(4)
Everbright	2010	156,000	MI	n/a	n/a(4)

Vessel	Approximate		Flag	Lease Classification	Charter Expiry Date
	Built	DWT
Product Tankers
SFL Trinity	2017	114,000	MI	Operating lease	2024
SFL Sabine	2017	114,000	MI	Operating lease	2024
Chemical Tankers
Maria Victoria V	2008	17,000	PAN	Operating lease	2021(1)
SC Guangzhou	2008	17,000	PAN	Operating lease	2021(1)
Capesize Dry Bulk Carriers
Belgravia	2009	170,000	MI	Operating lease	2025(1)
Battersea	2009	170,000	MI	Operating lease	2025(1)
Golden Magnum	2009	180,000	HK	Operating lease	2025(1)
Golden Beijing	2010	176,000	HK	Operating lease	2025(1)
Golden Future	2010	176,000	HK	Operating lease	2025(1)
Golden Zhejiang	2010	176,000	HK	Operating lease	2025(1)
Golden Zhoushan	2011	176,000	HK	Operating lease	2025(1)
KSL China	2013	180,000	MI	Operating lease	2025(1)
Kamsarmax Dry Bulk Carriers
Sinochart Beijing	2012	82,000	HK	Operating lease	2022
Min Sheng 1	2012	82,000	HK	Operating lease	2022
Handysize Dry Bulk Carriers
SFL Spey	2011	34,000	HK	n/a	n/a(4)
SFL Medway	2011	34,000	HK	n/a	n/a(4)
SFL Trent	2012	34,000	HK	n/a	n/a(4)
SFL Kent	2012	34,000	HK	n/a	n/a(4)
SFL Tyne	2011	32,000	HK	n/a	n/a(4)
SFL Clyde	2012	32,000	HK	n/a	n/a(4)
SFL Dee	2013	32,000	HK	n/a	n/a(4)
Supramax Dry Bulk Carriers
SFL Hudson	2009	57,000	MI	Operating lease	2020
SFL Yukon	2010	57,000	HK	Operating lease	2018
SFL Sara	2011	57,000	HK	Operating lease	2019

Vessel	Approximate		Flag	Lease Classification	Charter Expiry Date
	Built	DWT
SFL Kate	2011	57,000	HK	Operating lease	2021
SFL Humber	2012	57,000	HK	Operating lease	2022
Container Vessels
MSC Margarita	2001	5,800	TEU LIB	Operating lease	2019(1)
MSC Vidhi	2002	5,800	TEU LIB	Operating lease	2019(1)
MSC Vaishnavi R.	2002	4,100	TEU LIB	Operating lease	2019(1)
MSC Julia R.	2002	4,100	TEU LIB	Operating lease	2019(1)
MSC Arushi R.	2002	4,100	TEU LIB	Operating lease	2019(1)
MSC Katya R.	2002	4,100	TEU LIB	Operating lease	2019(1)
MSC Anisha R.	2002	4,100	TEU LIB	Operating lease	2020(1)
MSC Vidisha R.	2002	4,100	TEU LIB	Operating lease	2020(1)
MSC Zlata R.	2002	4,100	TEU LIB	Operating lease	2020(1)
MSC Alice	2003	1,700	TEU MI	Capital lease	2022
Heung-A Green	2005	1,700	TEU MAL	Operating lease	2020(1)
Green Ace	2005	1,700	TEU MAL	Operating lease	2020(1)
SFL Avon	2010	1,700	TEU MI	n/a	n/a(4)
San Felipe	2014	8,700	TEU MI	Operating lease	2021
San Felix	2014	8,700	TEU MI	Operating lease	2021
San Fernando	2015	8,700	TEU MI	Operating lease	2022
San Francisca	2015	8,700	TEU MI	Operating lease	2022
Maersk Sarat	2015	9,500	TEU LIB	Operating lease	2020
Maersk Skarstind	2016	9,500	TEU LIB	Operating lease	2021
Maersk Shivling	2016	9,300	TEU LIB	Operating lease	2021
MSC Anna	2016	19,200	TEU LIB	Capital lease	2031(5)
MSC Viviana	2017	19,200	TEU LIB	Capital lease	2032(5)
15 Container Vessels(6)
Car Carriers
Glovis Composer	2005	6,500	CEU HK	n/a	n/a(4)
Glovis Conductor	2006	6,500	CEU PAN	n/a	n/a(4)

Vessel	Approximate		Flag	Lease Classification	Charter Expiry Date
	Built	DWT
Jack-Up Drilling Rigs
Soehanah	2007	375	ft. PAN	Operating lease	2018(1)
West Linus	2014	450	ft. NOR	Capital lease	2029(1)
Ultra-Deepwater Drill Units
West Hercules	2008	10,000	ft. PAN	Capital lease	2024(1)(7)
West Taurus	2008	10,000	ft. PAN	Capital lease	2024(1)(7)
Offshore Support Vessels
Sea Leopard	1998	AHTS(2)	CYP	Capital lease	2027
Sea Cheetah	2007	AHTS(2)	CYP	Operating lease	2027
Sea Jaguar	2007	AHTS(2)	CYP	Operating lease	2027
Sea Halibut	2007	PSV(3)	CYP	Operating lease	2027
Sea Pike	2007	PSV(3)	CYP	Operating lease	2027

Key to Flags:   BA—Bahamas, CYP—Cyprus, MAL—Malta, HK—Hong Kong, LIB—Liberia, MI—Marshall Islands, PAN—Panama, NOR—Norway.
Notes:
(1)
Charterer has purchase options during the term of the charter.

(2)
Anchor handling tug supply vessel (AHTS).

(3)
Platform supply vessel (PSV).

(4)
Currently employed on a short-term charter, trading in the spot market, or idle and being marketed for a new charter.

(5)
Vessel chartered-in.

(6)
In April 2018, the Company took delivery of the previously announced block acquisition of 15 feeder size container vessels, ranging from 1,100 TEU to 4,400 TEU, which immediately commenced their seven-year bareboat charter to a leading container line.

(7)
The period of the charters is subject to court approval of Seadrill’s restructuring plan.

Our primary objective is to continue to grow our business through accretive acquisitions, which may include acquisitions of vessels and acquiring other companies, across a diverse range of marine and offshore asset classes. In doing so, our strategy is to expand and diversify our customer base and generate stable and increasing cash flows by chartering our assets primarily under medium to long-term bareboat or time charters.
We have paid dividends for 56 consecutive quarters, including the announced dividend payment of $0.35 per share in respect of the quarter ending December 31, 2017, which was paid on March 27, 2018 to shareholders of record as of March 16, 2018. For the years ended December 31, 2015, 2016 and 2017 and we paid aggregate dividends in cash to our shareholders in the amounts of  $162.6 million ($1.74 per share), $168.3 million ($1.80 per share) and $152.9 million ($1.60 per share), respectively. Our ability to pay dividends is always subject to the discretion of our Board of Directors, the requirements of Bermuda law and the limitations contained in our bond and debt facilities and there can be no assurance we will continue to pay dividends in equal amounts, if at all. Please see “Risk Factors—Risks Related to Our Common Shares and the Offering—Changes in our dividend policy could adversely affect holders of our common shares.”

Corporate Debt and Dividend Structure
As of December 31, 2017, after giving pro forma effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes), on a consolidated basis, we would have had approximately $1.7 billion of debt outstanding. As of December 31, 2017, our subsidiaries, including our unconsolidated subsidiaries, had $2.3 billion in total principal debt outstanding, of which $1.9 billion was secured debt. The notes will be structurally subordinated in right of payment to the liabilities of our subsidiaries.
Recent and Other Developments
Concurrent Transaction
Concurrently with this offering of borrowed shares and by means of a separate prospectus supplement and accompanying prospectus, we are also offering $150,000,000 aggregate principal amount of our 4.875% convertible senior notes due 2023, which we refer to as the convertible notes, in an offering registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We have granted to the underwriters in the concurrent offering of the convertible notes an option, exercisable for 30 days from the date of the prospectus supplement related to the offering of the convertible notes, to purchase up to $22,500,000 aggregate principal amount of additional notes at the public offering price less the underwriting discount, solely to cover over-allotments, if any. The delivery of the borrowed shares being offered hereby is conditioned upon the closing of the concurrent offering of the convertible notes.
We estimate that the net proceeds from our concurrent convertible notes offering will be approximately $146.7 million (or approximately $168,750,000 if the underwriters exercise their option to purchase additional notes with respect to the offering in full), after deducting underwriting discounts and commissions and estimated fees and expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes including working capital. We continuously evaluate potential transactions that we believe will be accretive to earnings, enhance shareholder value or are in the best interests of the Company. Any funds received may be used by us for any corporate purpose, which may include pursuit of other business combinations, the acquisition of vessels or related businesses, the expansion of our operations, repayment of existing debt, share repurchases, short term investments or other uses.
Seadrill Restructuring
In September 2017, Seadrill commenced Chapter 11 proceedings and filed prearranged cases in the U.S. Southern District of Texas. According to Seadrill, this is part of a comprehensive restructuring plan entered into with various creditors including us, certain third party and related party investors and substantially all their secured lenders on a recapitalization of Seadrill. Seadrill believes the comprehensive restructuring plan will provide them with a five-year runway and a bridge to an industry recovery, facilitated by a $1.06 billion capital injection, extended and re-profiled secured bank debt and debt for equity exchanges, all of which contribute to substantially reducing Seadrill’s financial leverage.
As part of Seadrill’s restructuring plan, we have agreed to reduce the contractual charter hire for three of our drilling rigs, West Hercules, West Taurus and West Linus, which are bareboat chartered to fully guaranteed affiliates of Seadrill, by approximately 29% for a period of five years, beginning January 2018, with the reduced amounts added back in the period thereafter. The term of the leases for two of the drilling rigs will also be extended by 13 months until December 2024. Concurrently, we have agreed with the banks that finance the rigs to extend the loans for a period of four years, starting from the original maturity date of each of the three separate loan facilities, with reduced amortization during the extension period compared to the current level. This extension is subject to approval of the restructuring plan by the court.
According to Seadrill Limited it has received near unanimous support for its Chapter 11 Plan of Reorganization (the “Plan”) filed with the U.S. Bankruptcy Court for the Southern District of Texas and reorganization efforts. 99.8% of all voting creditors on the Plan aggregated across all creditors classes (excluding ballots cast by holders of interests) voted to accept the Plan. 86% of Seadrill shareholders also voted to accept the Plan. The Plan received approval from every single class of creditors and holders of interests entitled to vote, far exceeding the required thresholds and was approved by the court on April 17, 2018.
For further information on the Seadrill restructuring, please see our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our audited condensed consolidated financial statements and related notes for the year ended December 31, 2017, included in our annual report on Form 20-F filed with the Commission on March 26, 2018 and incorporated by reference herein.
Solship
The Company has five offshore supply vessels on long term charters to an indirect wholly-owned subsidiary of Solstad Farstad ASA (OSE:SOFF) (“Solstad Farstad”). While there are no performance guarantees from Solstad Farstad for these charters, the charters are guaranteed by the charterer’s parent, Solship Invest 3 AS (“Solship”), which is wholly-owned by Solstad Farstad. With the severe downturn in the market for offshore support vessels, the financial situation of both the charterer and the charter guarantor (Solship) has deteriorated. Solship has recently engaged in discussions with its financial creditors, including the Company, regarding restructuring its capital structure and the outcome of these discussions is still pending. The Company and other major financial stakeholders in Solship have agreed to defer payment of any amounts owed to the respective parties until early May 2018 while the discussions are ongoing. Our estimated charter backlog relating to these five offshore supply vessels represents approximately 3% of our total estimated charter backlog as of December 31, 2017. We have provided a limited corporate guarantee of  $30 million under the related financing of the five vessels.
Other Developments
In January 2018, Trym Otto Sjølie joined the Company as Chief Operating Officer. Mr. Sjølie has a background spanning 25 years in the shipping industry in diverse capacities, ranging from asset management, technical and operational management, chartering and engineering. Prior to joining the Company, Mr. Sjølie served as the Managing Director of a shipping fund with a diverse fleet of vessels across multiple asset classes. He previously worked for Höegh Autoliners, a leading international car carrier operator, from 1998 to 2010. Mr. Sjølie holds a Master of Science degree in Marine engineering and Naval Architecture from the Norwegian University of Science and Technology (NTNU) and a Master of Management Degree from BI Norwegian Business School.
In February 2018, the Company sold the 1999-built VLCC Front Circassia to an unrelated third party. The net sale proceeds were approximately $17.5 million, and in addition, the Company will receive an interest bearing loan note of approximately $8.9 million from Frontline Shipping as compensation for the early termination of the charter.
In March 2018, the Company agreed to acquire a fleet of 15 feeder size container vessels, ranging from 1,100 TEU to 4,400 TEU, along with long-term bareboat charters to a leading container line. The charter term will be seven years from delivery, with subsequent purchase obligations by the charterer. The vessels were delivered in April 2018.
In March 2018, the Company announced that it has agreed to sell the 1,700 TEU container vessel SFL Avon to an unrelated third party. The net sales proceeds will be approximately $12.5 million and delivery to the new owner is expected in May 2018.
In April 2018, the Company agreed to extend the charters for the two chemical tankers currently on charter to Sinochem Shipping Co. Ltd. by three years, until 2021.

Corporate Information
We are a holding company incorporated under the laws of Bermuda. We operate through our vessel owning and other subsidiaries incorporated in Bermuda, Liberia, Norway, Cyprus, Malta, the Marshall Islands and the United Kingdom. Our principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number is +1 (441) 295-9500. We maintain an internet site at http://www.shipfinance.bm. The information contained at our internet site is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.
The information above concerning us is only a summary and does not purport to be comprehensive or complete. For additional information about us, you should refer to the information described in “Information Incorporated by Reference” in this prospectus supplement and “Where You Can Find Additional Information” in the accompanying prospectus.

THE OFFERING
Issuer
Ship Finance International Limited, a Bermuda exempted company.
Common shares outstanding as of April 17, 2018
111,582,238(1) common shares.
Common shares offered
Up to 7,000,000 borrowed shares.
Common shares outstanding following this offering
118,582,238 shares (including 7,000,000 shares, the maximum number of common shares that may be offered hereby).
NYSE symbol for our common shares
Our common shares are listed on the NYSE under the symbol “SFL.”
Use of proceeds
The shares offered hereby by the selling shareholders have been borrowed through share lending arrangements from certain of the underwriters (or their respective affiliates) in our concurrent offering of convertible notes, each of which is borrowing the shares either directly from SFLC or from its affiliate, which in turn is borrowing the shares from SFLC. We refer to the entities that are borrowing shares from SFLC as the Share Borrowers. The borrowed shares are newly-issued shares issued in connection with this transaction and will be cancelled or held as treasury shares by us upon the expiration or the early termination of the share lending arrangements described herein (unless SFLC directs the borrowed shares to be delivered to a nominee).
We expect that the selling shareholders will sell the borrowed shares and use the resulting short position to establish their initial hedge with respect to their investments in the convertible notes. The selling shareholders may effect such transactions by selling the borrowed shares at various prices from time to time through the Share Borrowers or their respective affiliates. The selling shareholders will receive all of the net proceeds from the sale of the borrowed shares, and neither we nor SFLC will receive any of those proceeds, but we will receive a one-time nominal fee of $0.01 per share from SFLC for each newly-issued share, and SFLC will receive a fee in respect of the borrowed shares from the Share Borrowers for the use of the borrowed shares.
See “Use of Proceeds”, “Description of the Share Lending Agreements; Concurrent Offering of Convertible Notes” and “Plan of Distribution.”
Risk factors
You should carefully consider the information set forth in the “Risk Factors” section of this prospectus supplement and accompanying prospectus as well as the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in our common shares.

(1)
Includes 8,000,000 shares issued as part of a share lending arrangement relating to the issue in October 2016 of senior unsecured convertible bonds. These shares are owned by the Company and are required to be returned on or before maturity of the bonds in 2021.

Important U.S. federal income tax consequences
For the U.S. federal income tax consequences of the holding and disposition of our common shares, see Item 10.E “Taxation” in our Annual Report on Form 20-F for the year ended December 31, 2017 incorporated by reference herein.
Description of Concurrent Offerings
Concurrently with this offering and by means of a separate prospectus supplement and accompanying prospectus, we are offering $150,000,000 million aggregate principal amount of convertible notes. See “Description of the Share Lending Agreements; Concurrent Offering of Convertible Notes.”

SELECTED FINANCIAL DATA
Our selected income statement and cash flow statement data with respect to the fiscal years ended December 31, 2017, 2016 and 2015 and our selected balance sheet data with respect to the fiscal years ended December 31, 2017 and 2016 which have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, our independent registered public accounting firm, as indicated in their report incorporated by reference herein.
The selected income statement and cash flow statement data for the fiscal years ended December 31, 2014 and 2013 and the selected balance sheet data for the fiscal years ended December 31, 2015, 2014 and 2013 have been derived from our consolidated financial statements not included herein. The selected financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements, including the related notes thereto, incorporated by reference herein, and “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2017, which are incorporated by reference herein. The summary historical financial information provided below does not purport to indicate results of operations as of any future date or for any future period.
	Year Ended December 31,
	2017	2016	2015	2014	2013
	(in thousands of dollars except common share and per share data)
Income Statement Data:
Total operating revenues	380,878	412,951	406,740	327,487	270,860
Net operating income	154,626	168,089	166,046	145,146	117,366
Net income	101,209	146,406	200,832	122,815	89,206
Earnings per share, basic	$1.06	$1.57	$2.15	$1.32	$1.00
Earnings per share, diluted	$1.03	$1.50	$1.88	$1.24	$0.99
Dividends declared	152,907	168,289	162,594	152,142	109,114
Dividends declared per share	$1.60	$1.80	$1.74	$1.63	$1.17
	Year Ended December 31,
	2017	2016	2015	2014	2013
	(in thousands of dollars except common share and per share data)
Balance Sheet Data (at end of period):
Cash and cash equivalents	153,052	62,382	70,175	50,818	58,641
Vessels and equipment, net (including newbuildings)	1,762,596	1,770,616	1,681,466	1,464,700	1,215,624
Investment in direct financing and sales-type leases (including current portion)	618,071	556,035	511,443	746,531	903,408
Investment in associated companies (including loans and receivables)	328,505	330,877	495,479	399,488	571,702
Total assets	3,012,082	2,937,377	3,032,554	3,004,596	3,004,505
Short and long term debt (including current portion)	1,504,007	1,552,874	1,634,205	1,695,501	1,695,401
Capital lease obligations (including current portion)	239,607	122,403	—	—	—
Share capital	1,109	1,015	93,468	93,404	93,260
Stockholders’ equity	1,194,997	1,134,095	1,241,810	1,153,492	1,191,933
Common shares outstanding(1)	110,930,873	101,504,575	93,468,000	93,404,000	93,260,000
Weighted average common shares outstanding(1)	95,596,644	93,496,744	93,449,904	93,330,622	89,508,233

	Year Ended December 31,
	2017	2016	2015	2014	2013
	(in thousands of dollars except common share and per share data)
Cash Flow Data:
Cash provided by operating activities	177,796	230,073	258,401	132,401	140,124
Cash provided by (used in) investing activities	48,362	39,399	(205,782)	(21,940)	(73,982)
Cash used in financing activities	(135,488)	(277,265)	(33,262)	(118,284)	(68,043)

Note 1:
The number of common shares outstanding at December 31, 2017 and 2016 includes 8,000,000 shares issued as part of a share lending arrangement relating to the issue in October 2016 of senior unsecured convertible bonds. These shares are owned by the Company and will be returned on or before maturity of the bonds in 2021. Accordingly, they are not included in the weighted average number of common shares outstanding at December 31, 2017 and 2016.

RISK FACTORS
An investment in our common shares involves a high degree of risk, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein.
This prospectus supplement does not describe all of the risks of an investment in our common shares. You should consult your own financial and legal advisors about the risks entailed by an investment in our common shares and the suitability of your investment in our common shares in light of your particular circumstances. Before you decide to invest in our common shares, you should carefully consider the risks and the discussion of risks under the heading “Risk Factors” in the accompanying prospectus and in our annual report for the year ended December 31, 2017 on Form 20-F, filed with the Commission on March 26, 2018. In addition, you should carefully consider the risks set forth below, as well as other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference into this prospectus supplement that summarize the risks that may materially affect our business. Please refer to the sections entitled “Information Incorporated by Reference” in this prospectus supplement and “Where You Can Find Additional Information” in the accompanying prospectus.
Risks Related to Our Common Shares and the Offering
Changes in our dividend policy could adversely affect holders of our common shares.
Any dividend on our common shares that we declare is at the discretion of our Board of Directors and subject to the requirements of Bermuda law. We cannot assure you that our dividend will not be reduced or eliminated in the future. Our profitability and corresponding ability to pay dividends is substantially affected by amounts we receive through charter hire and profit sharing payments from our charterers. Our entitlement to profit sharing payments, if any, is based on the financial performance of our vessels which is outside of our control. If our charter hire and profit sharing payments decrease substantially, we may not be able to continue to pay dividends at present levels, or at all. For example, our revenues from profit sharing payments decreased from $51.5 million for the year ended December 31, 2016 to $5.8 million for the year ended December 31, 2017. We are also subject to contractual limitations on our ability to pay dividends pursuant to certain debt agreements, and we may agree to additional limitations in the future. Additional factors that could affect our ability to pay dividends include statutory and contractual limitations on the ability of our subsidiaries to pay dividends to us, including under current or future debt arrangements.
We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial and other obligations and to make dividend payments.
We are a holding company, and have no significant assets other than the equity interests in our subsidiaries. Our subsidiaries own all of our vessels and drilling units, and payments under our charter agreements are made to our subsidiaries. As a result, our ability to make distributions to our shareholders depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party or by the law of its respective jurisdiction of incorporation which regulates the payment of dividends by companies. If we are unable to obtain funds from our subsidiaries, we will not be able to pay dividends to our shareholders.
We are highly leveraged and subject to restrictions in our financing agreements that impose constraints on our operating and financing flexibility.
We have significant indebtedness outstanding under our Norwegian kroner, or NOK, 900 million senior unsecured bonds due 2019, our NOK 500 million senior unsecured bonds due 2020 and our unsecured 5.75% Convertible Senior Notes due 2021. We have also entered into loan facilities that we have used to refinance existing indebtedness and to acquire additional vessels. We may need to refinance some or all of our indebtedness on maturity of our convertible notes, bonds or loan facilities and to acquire additional vessels in the future. We cannot assure you that we will be able to do so on terms acceptable to us or at all. If we cannot refinance our indebtedness, we will have to dedicate some or all of our cash flows, and we may be required to sell some of our assets, to pay the principal and interest on our indebtedness. In such a case, we may not be able to pay dividends to our shareholders and may not be able to grow our fleet as planned. We may incur additional debt in the future.
Our loan facilities and the indentures for our convertible notes and bonds subject us to limitations on our business and future financing activities, including:
•
limitations on the incurrence of additional indebtedness, including issuance of additional guarantees;

•
limitations on incurrence of liens;

•
limitations on our ability to pay dividends and make other distributions; and

•
limitations on our ability to renegotiate or amend our charters, management agreements and other material agreements.

Further, our loan facilities contain financial covenants that require us to, among other things:
•
provide additional security under the loan facility or prepay an amount of the loan facility as necessary to maintain the fair market value of our vessels securing the loan facility at not less than specified percentages (ranging from 100% to 150%) of the principal amount outstanding under the loan facility;

•
maintain available cash on a consolidated basis of not less than $25 million;

•
maintain positive working capital on a consolidated basis; and

•
maintain a ratio of total liabilities to adjusted total assets of less than 0.80.

Under the terms of our loan facilities, we may not make distributions to our shareholders if we do not satisfy these covenants or receive waivers from the lenders. We cannot assure you that we will be able to satisfy these covenants in the future.
Due to these restrictions, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that are in our best interests.
Our debt service obligations require us to dedicate a substantial portion of our cash flows from operations to required payments on indebtedness and could limit our ability to obtain additional financing, make capital expenditures and acquisitions, and carry out other general corporate activities in the future. These obligations may also limit our flexibility in planning for, or reacting to, changes in our business and the shipping industry or detract from our ability to successfully withstand a downturn in our business or the economy generally. This may place us at a competitive disadvantage to other less leveraged competitors.
The market price of our common shares may be unpredictable and volatile.
The market price of our common shares has been volatile and may continue to fluctuate due to factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry, any reductions in the payment of our dividends or changes in our dividend policy, mergers and strategic alliances in the shipping and offshore industries, market conditions in the shipping and offshore industries, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors and the general state of the securities market. The shipping and offshore industries have been highly unpredictable and volatile. The market for common shares in these industries may be equally volatile. Therefore, we cannot assure you that you will be able to sell any of our common shares you may have purchased at a price greater than or equal to its original purchase price.

The effect of the sale of the borrowed shares in this offering, which sale may be made to facilitate transactions by which investors in our convertible notes may hedge their investments, may be to lower the market price of our common shares.
We have been advised that the selling shareholders intend to sell the borrowed shares and use the resulting short position to establish their initial hedge with respect to their investments in the notes or our other convertible notes. The existence of the Share Lending Agreements (as defined below) and the short sales of our common shares effected in connection with the sale of our convertible notes could cause the market price of our common shares to be lower over the term of the Share Lending Agreements (as defined below) than it would have been had we not entered into that agreement, due to the effect of the increase in the number of our outstanding common shares being traded in the market or otherwise. The market price of our common shares could be further negatively affected by other short sales of our common shares, including other sales by the purchasers of the convertible notes hedging their investment therein.
Future sales, or availability for sale, of common shares by stockholders could depress the market price of our common shares.
Sales of a substantial number of our common shares in the public market, including sales by any selling shareholder or the perception that large sales could occur could depress the market price of our common shares. Such future sales, or perception thereof, could also impact our ability to raise capital through future offerings of equity or equity-linked securities. As of April 17, 2018, we had 118,582,238 common shares outstanding, including the newly issued shares offered hereby.
Conversion of the convertible notes being offered concurrently or our other outstanding convertible debt or our election to deliver shares to holders of the convertible notes with respect to the principal amount owed at maturity may dilute the ownership interest of existing shareholders.
To the extent we issue common shares upon conversion of the convertible notes, the conversion of some or all of the convertible notes will dilute the ownership interests of existing shareholders. If we elect to deliver shares to holders of convertible notes with respect to the principal amount owed at maturity, the ownership interests of existing stockholders would also be diluted. Any sales in the public market of common shares so issued could adversely affect prevailing market prices of our common shares. In addition, the existence of the convertible notes may encourage short selling by market participants because the conversion of the convertible notes could depress the price of our common shares.
The adjustments by convertible note investors of their hedging positions in our common shares and the expectation thereof may have a negative effect on the market price of our common stock.
The short positions in our common shares resulting from the share lending arrangements and the sale of borrowed shares in this offering are expected to be used by the Share Borrowers to facilitate hedging, including through short sales of our common shares, by investors in the convertible notes. The borrowed shares sold in this offering may be more or less than the number of shares that will be needed from time to time by the convertible notes investors to hedge their exposure under the notes. Any buying or selling of shares of our common stock by the investors in the concurrent note offering to adjust their hedging positions may affect the market price of our common stock.
Changes in the accounting guidelines relating to the borrowed shares could decrease our reported net loss or earnings per share and potentially affect our common share price.
Because the amount of borrowed shares sold in this offering (or in certain circumstances, the cash value thereof) must be returned to SFLC upon the expiration or early termination of the share lending arrangements pursuant to their terms (unless SFLC directs the borrowed shares to be delivered to a nominee), we believe that under U.S. GAAP, as presently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings or loss per share. If accounting guidelines were to change in the future, we may become required to treat the borrowed shares as outstanding for purposes of computing earnings or loss per share, and our reported earnings or loss per share would be reduced, which could affect the market price of our common shares.

Because we are a foreign corporation, you may not have the same rights as a shareholder in a U.S. corporation has.
We are a Bermuda exempted company. Bermuda law may not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some jurisdictions in the United States. In addition, most of our directors and officers are not resident in the United States and the majority of our assets are located outside of the United States. As a result, investors may have more difficulty in protecting their interests and enforcing judgments in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.
There is a risk that U.S. tax authorities could treat us as a “passive foreign investment company”, which would have adverse U.S. federal income tax consequences to U.S. shareholders.
A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of  “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of  “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income”, but income from bareboat charters does constitute “passive income.”
U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
Under these rules, if our income from our time charters is considered to be passive rental income, rather than income from the performance of services, we will be considered to be a PFIC. We believe that it is more likely than not that our income from time charters will not be treated as passive rental income for purposes of determining whether we are a PFIC. Correspondingly, we believe that the assets that we own and operate in connection with the production of such income do not constitute passive assets for purposes of determining whether we are a PFIC. This position is principally based upon the positions that (1) our time charter income will constitute services income, rather than rental income, and (2) Frontline Management and Golden Ocean Management, which provide services to certain of our time-chartered vessels, will be respected as separate entities from Frontline Shipping Limited, or “Frontline Shipping,” (a subsidiary of Frontline) and the Golden Ocean Charterer, with which they are respectively affiliated. We do not believe that we will be treated as a PFIC for our 2017 taxable year. Nevertheless, for the 2018 taxable year and future taxable years, depending upon the relative amounts of income we derive from our various assets as well as their relative fair market values, we may be treated as a PFIC.
We note that there is no direct legal authority under the PFIC rules addressing our current and expected method of operation. Accordingly, no assurance can be given that the Internal Revenue Service, or the IRS, or a court of law will accept our position, and there is a significant risk that the IRS or a court of law could determine that we are a PFIC. Furthermore, even if we would not be a PFIC under the foregoing tests, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations were to change.
If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. federal income tax consequences. For example, U.S. non-corporate shareholders would not be eligible for the preferential rate on dividends that we pay.

USE OF PROCEEDS
The shares offered hereby by the selling shareholders have been borrowed through share lending arrangements from certain of the underwriters (or their respective affiliates) in our concurrent offering of convertible notes, each of which is borrowing the shares either directly from SFLC or from its affiliate, which in turn is borrowing the shares from SFLC. We refer to the entities that are borrowing shares from SFLC as the Share Borrowers. The borrowed shares are newly-issued shares issued in connection with this transaction and will be cancelled or held as treasury shares either by us upon the expiration or the early termination of the share lending arrangements described herein (unless SFLC directs the borrowed shares to be delivered to a nominee).
We expect that the selling shareholders will sell the borrowed shares and use the resulting short position to establish their initial hedge with respect to their investments in the convertible notes. The selling shareholders may effect such transactions by selling the borrowed shares at various prices from time to time through the Share Borrowers or their respective affiliates. The selling shareholders will receive all of the net proceeds from the sale of the borrowed shares, and neither we nor SFLC will receive any of those proceeds, but we will receive a one-time nominal fee of  $0.01 per share for each newly-issued share from SFLC for the use of the borrowed shares, and SFLC will receive a fee in respect of the borrowed shares from the Share Borrowers for the use of the borrowed shares.

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2017, on:
•
an actual basis;

•
an as adjusted basis to give effect to (i) the redemption of approximately $0.06 million aggregate principal amount of our Convertible Senior Notes due 2018 in February 2018 and the repayment of our remaining Convertible Senior Notes due 2018, for which we paid $63.2 million in cash and issued 651,365 common shares of the Company, in February 2018; and (ii) the concurrent offering of convertible notes; and

•
an as further adjusted basis, giving effect to the offering of the convertible notes (without giving effect to the underwriters’ option to purchase additional notes) and the application of the proceeds therefrom.

There have been no other material adjustments to our capitalization since December 31, 2017, as so adjusted.
You should read the information below in conjunction with the section of this prospectus supplement entitled “Use of Proceeds” and the consolidated financial statements and related notes included in our annual report on Form 20-F for the year ended December 31, 2017, filed with the Commission on March 26, 2018 and incorporated by reference herein.
	As of December 31, 2017
	Actual	As adjusted	As further adjusted
	(in thousands of U.S. dollars)
Cash	$153,052	$89,834	$236,534
Secured Bank Debt	$1,081,204	$1,081,204	$1,081,204
NOK500 million Senior Unsecured Bonds due 2020	61,001	61,001	61,001
3.25% Convertible Senior Notes due 2018	63,218	—	—
5.75% Convertible Senior Notes due 2021	225,000	225,000	225,000
NOK900 million Senior Unsecured Bonds due 2019	92,477	92,477	92,477
4.875% Convertible Senior Notes due 2023(1)	—	—	—
Total debt(2)	$1,522,900	$1,459,682	$1,609,682
Shareholders’ equity(3)	$1,194,997	$1,258,151	$1,254,851
Total capitalization(4)	$2,564,845	$2,627,999	$2,627,999

(1)
Offered concurrently with this offering and by means of a separate prospectus supplement and accompanying prospectus, in an offering registered under the Securities Act. Disclosed at face value, subject to a final accounting determination following the completion of this offering.

(2)
The total debt numbers do not include $786 million of secured bank debt held in our non-consolidated subsidiaries, the majority of which is non-recourse to us.

(3)
150,000,000 common shares authorized, par value $0.01 per share; as of December 31, 2017, 110,930,873 common shares issued and outstanding on an actual basis including 8,000,000 shares issued as part of a share lending arrangement relating to the issue in October 2016 of senior unsecured convertible bonds; 111,582,238 common shares issued and outstanding on an as adjusted and as further adjusted basis; 7,000,000 new common shares, the maximum number of common shares that may be offered will be issued in connection with the share lending agreements; does not reflect the issuance of any common shares upon conversion of the notes offered by the separate prospectus supplement and accompanying prospectus, or the unsecured 5.75% Convertible Senior Notes due 2021. Because the common shares issued in connection with the share lending agreements must generally be returned to SFLC upon the expiration or early termination of the share lending arrangements pursuant to their terms (unless SFLC directs the borrowed shares to be delivered to a nominee), we believe that under U.S. GAAP, as presently in effect, such borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings or loss per share.

(4)
The total capitalization equals total debt plus shareholders’ equity less cash and cash equivalents.

DIVIDEND POLICY
Our Board of Directors adopted a policy in May 2004 in connection with our public listing, whereby we seek to pay a regular quarterly dividend, the amount of which is based on our contracted revenues and growth prospects. Our goal is to increase our quarterly dividend as we grow our business, but the timing and amount of dividends, if any, is at the sole discretion of our Board of Directors and will depend upon, among other things, our operating results, financial condition, cash requirements, restrictions in terms of financing arrangements and other factors.
We have paid dividends for 56 consecutive quarters including the announced dividend payment of $0.35 per share in respect of the quarter ending December 31, 2017, which was paid in cash on March 27, 2018 to shareholders of record as of March 16, 2018. For the years ended December 31, 2015, 2016 and 2017 and we paid aggregate dividends in cash to our shareholders in the amounts of  $162.6 million ($1.74 per share), $168.3 million ($1.80 per share) and $152.9 million ($1.60 per share), respectively. Our ability to pay dividends is always subject to the discretion of our Board of Directors, the requirements of Bermuda law and the limitations contained in our bond and debt facilities, and there can be no assurance we will continue to pay dividends in similar amounts, if at all. See “Risk Factors— Risks Related to Our Common Shares and This Offering—Changes in our dividend policy could adversely affect holders of our common shares.”
We have paid the following cash dividends in 2013, 2014, 2015, 2016, 2017 and 2018:
Payment Date	Amount per Share
2013
June 28, 2013	$0.39
September 27, 2013	$0.39
December 30, 2013	$0.39
2014
March 28, 2014	$0.40
June 30, 2014	$0.41
September 30, 2014	$0.41
December 30, 2014	$0.41
2015
March 27, 2015	$0.42
June 30, 2015	$0.43
September 30, 2015	$0.44
December 30, 2015	$0.45
2016
March 31, 2016	$0.45
June 29, 2016	$0.45
September 29, 2016	$0.45
December 29, 2016	$0.45
2017
March 30, 2017	$0.45
June 30, 2017	$0.45
September 29, 2017	$0.35
December 29, 2017	$0.35
2018
March 27, 2018	$0.35

PRICE RANGE OF OUR COMMON SHARES
Our common shares were listed on the NYSE on June 15, 2004, and commenced trading on that date under the symbol “SFL”. On April 17, 2018, there were 452 shareholders of record of our common shares.
The following table sets forth, for each of the five most recent full financial years, the high and low closing prices of our common shares on the NYSE.
Fiscal Year Ended December 31,	High	Low
2017	$15.95	$12.45
2016	$16.57	$10.31
2015	$17.69	$13.89
2014	$19.82	$13.11
2013	$17.78	$14.35
The following table sets forth, for each full financial quarter for the two most recent fiscal years, the high and low closing prices of our common shares on the NYSE.
Fiscal Year Ended December 31, 2018	High	Low
First quarter	$15.90	$14.05
Fiscal Year Ended December 31, 2017	High	Low
Fourth quarter	$15.90	$14.45
Third quarter	$14.55	$12.90
Second quarter	$14.65	$12.45
First quarter	$15.95	$14.25
Fiscal Year Ended December 31, 2016	High	Low
Fourth quarter	$15.00	$12.30
Third quarter	$15.78	$13.86
Second quarter	$16.17	$13.39
First quarter	$16.57	$10.31
The following table sets forth, for the most recent completed six months and for the month of April, the high and low closing prices for the common shares on the NYSE.
	High	Low
April 2018 (through and including April 18, 2018)	$14.85	$14.15
March 2018	$14.90	$14.05
February 2018	$15.25	$14.45
January 2018	$15.90	$15.20
December 2017	$15.75	$14.70
November 2017	$15.90	$14.85
October 2017	$14.95	$14.45

DESCRIPTION OF THE SHARE LENDING AGREEMENTS; CONCURRENT OFFERING OF CONVERTIBLE NOTES
Concurrently with this offering, we are offering, by means of a separate prospectus supplement and accompanying prospectus, $150,000,000 million aggregate principal amount of our 4.875% convertible senior notes due 2023 in an offering registered under the Securities Act. We have granted to the underwriters in the concurrent offering of the convertible notes an option, exercisable for 30 days from the date of the prospectus supplement related to the offering of the convertible notes, to purchase up to $22,500,000 aggregate principal amount of additional notes at the public offering price less the underwriting discount, solely to cover over-allotments, if any. The delivery of the borrowed shares being offered hereby is conditioned upon the closing of the concurrent offering of the convertible notes.
We intend to use the net proceeds of the concurrent offering of the convertible notes for general corporate purposes including working capital. We continuously evaluate potential transactions that we believe will be accretive to earnings, enhance shareholder value or are in the best interests of the Company. Any funds received may be used by us for any corporate purpose, which may include pursuit of other business combinations, the acquisition of vessels or related businesses, the expansion of our operations, repayment of existing debt, share repurchases, short term investments or other uses.
To facilitate transactions by which investors in our convertible notes may establish their initial hedge with respect to their convertible notes investments, our wholly-owned subsidiary SFLC has entered into separate share lending agreements with the Share Borrowers (Morgan Stanley & Co. LLC, Jefferies LLC and Citigroup Global Markets Inc., who are underwriters in the offering of our convertible notes, or their respective affiliates), under which SFLC has agreed to loan to the Share Borrowers a total of up to 7,000,000 common shares, which we refer to as the Share Lending Agreements. The share lending arrangement with each of the Share Borrowers will be available during a period beginning on the date of the closing of the offering of the convertible notes and ending on or about the maturity date of the notes, or, if earlier, on or about the date as of which all of the notes cease to be outstanding as a result of redemption, repurchase, conversion or other acquisition for value (or earlier in certain circumstances), which we refer to as the “loan availability period”. One or more of the Share Borrowers may from time to time post collateral to SFLC in connection with the borrowed shares.
Share loans under each of the Share Lending Agreements will terminate, and the borrowed shares thereunder must be returned to SFLC if the concurrent offering of the notes is not consummated or upon the termination of the loan availability period with respect to such Share Lending Agreement, as well as under the following circumstances:
•
each Share Borrower may terminate all or any portion of a loan under the respective Share Lending Agreement at any time;

•
after the date on which all of the notes are repurchased, converted or otherwise acquired for value; and

•
each Share Borrower or SFLC may terminate any or all of the applicable outstanding loans upon a default by the other party under the Share Lending Agreements, including certain breaches of representations, warranties, covenants or agreements under the Share Lending Agreements, or the bankruptcy of the respective Share Borrower, us or SFLC.

The holders of the borrowed shares will have the right to vote the shares on all matters submitted to a vote of our shareholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the Share Lending Agreements, each of the Share Borrowers have agreed:
•
to pay to SFLC an amount equal to cash dividends, if any, that we pay on the borrowed shares;

•
to pay or deliver, as the case may be, to SFLC any other distribution, other than in a liquidation or a reorganization in bankruptcy, that we make on the borrowed shares; and

•
not to vote on the borrowed shares on any matter submitted to a vote of our stockholders, except in certain circumstances where such vote is required for quorum purposes.

We expect that the selling shareholders will sell the borrowed shares and use the resulting short position to establish their initial hedge with respect to their respective investments in the notes. The total number of shares that the selling shareholders can borrow under the Share Lending Agreements is limited to a maximum of 7,000,000 shares. The selling shareholders may effect such transactions by selling the borrowed shares at various prices from time to time through Morgan Stanley, Jefferies and Citigroup, three of the underwriters of the convertible notes offering (or their respective affiliates), which may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or from purchasers of borrowed shares for whom such underwriter (or its affiliate) may act as agent or to whom it may sell as principal. In addition, the Share Borrowers have agreed to pay a fee to SFLC in respect of the borrowed shares.
The existence of the Share Lending Agreements and the short sales of our common stock effected in connection with the sale of the convertible notes being offered concurrently could cause the market price of our common stock to be lower over the term of the Share Lending Agreements than it would have been if there was no such agreement. See “Risk Factors—Risks Related to Our Common Shares and the Offering—The effect of the sale of the borrowed shares in this offering, which sale may be made to facilitate transactions by which investors in our convertible notes may hedge their investments, may be to lower the market price of our common shares.” However, we have determined that the entry by SFLC into the Share Lending Agreements is in our best interests as a means to facilitate the offer and sale of the notes pursuant to the related prospectus supplement and accompanying prospectus on terms more favorable to us than we could have otherwise obtained.

SELLING SHAREHOLDERS
Based solely upon information furnished to us by the selling shareholders, the following table sets forth information with respect to the beneficial ownership of our common shares held as of the date of this prospectus by the selling shareholders. The selling shareholders are offering an aggregate of up to 7,000,000 of our common shares. The selling shareholders will borrow such shares through lending arrangements from certain of the underwriters (or their respective affiliates) in our concurrent offering of convertible notes, each of which is borrowing the shares either directly from SFL Capital II Ltd. (our wholly-owned subsidiary, which we refer to herein as SFLC) or from its affiliate, which in turn is borrowing the shares from SFLC. The borrowed shares are newly-issued shares issued in connection with this transaction issued by us to SFLC and will be cancelled or held as treasury shares by us upon the expiration or the early termination of the share lending arrangements described herein (unless SFLC directs the borrowed shares to be delivered to a nominee). The table below assumes that all the shares being offered by the selling shareholders pursuant to this prospectus supplement are ultimately sold pursuant to this prospectus supplement. The selling shareholders may sell some, all or none of their shares covered by this prospectus supplement.
Selling Shareholder	Common Shares Owned Before Offering	Percentage of Class Owned Prior to the Offering	Total Common Shares Offered Hereby	Common Shares Owned Following the Offering	Percentage of Class Owned Following the Offering
Basso Holdings Ltd.(1)	849,950(2)	0.72%	475,300	374,650(2)	0.32%
Arrowgrass Master Fund Ltd.(3)	950,700	0.80%	950,700	0	—
1992 MSF International Ltd.(4)	1,037,322(5)	0.87%	159,000	878,322(5)	0.74%
1992 Tactical Credit Master Fund, L.P.(6)	504,232(7)	0.43%	78,700	425,532(7)	0.36%
Linden Capital L.P.(8)	950,700	0.80%	950,700	0	—
Geode Diversified Fund(9)	237,700	0.20%	237,700	0	—
Tenor Opportunity Master Fund, Ltd.(10)	142,600	0.12%	142,600	0	—

(1)
Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Holdings Ltd. (“Fund”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer, and other managing members, have ultimate responsibility for trading with respect to the Fund. The address of Basso Holding Ltd. is c/o Basso Capital Management, L.P.,1266 East Main St., Stamford, CT 06902.

(2)
Includes 374,650 shares issuable upon conversion of our 5.25% Convertible Senior Notes due 2021.

(3)
Voting and investment control over the shares held by Arrowgrass Master Fund Ltd. is shared by Arrowgrass Capital Partners (US) LP, as the investment manager to Arrowgrass Master Fund, Ltd., and Arrowgrass Capital Services (US) Inc., as the general partner of Arrowgrass Capital Partners (US) LP. Arrowgrass Capital Partners (US) LP and Arrowgrass Capital Services (US) Inc. are controlled by the Arrowgrass Executive Committee, which consists of six Arrowgrass partners. The address of Arrowgrass Master Fund Ltd. is 1330 Avenue of the Americas, 32d Floor, New York, NY 10019.

(4)
Highbridge Capital Management, LLC (“HCM”), the trading manager of 1992 MSF International Ltd. (the “Highbridge Fund”), may be deemed to be the beneficial owner of the shares held by the Highbridge Fund. The Highbridge Fund disclaims any beneficial ownership of these shares. The business address of HCM is 40 West 57th Street, 32nd Floor, New York, New York 10019 and the business address of the Highbridge Fund is c/o HedgServ (Cayman) Ltd., Willow House, Cricket Square Floor 3, George Town, Grand Cayman KY1-1104, Cayman Islands.

(5)
Includes 878,322 shares issuable upon conversion of our 5.25% Convertible Senior Notes due 2021.

(6)
Highbridge Capital Management, LLC (“HCM”), the trading manager of 1992 Tactical Credit Master Fund, L.P. (the “Highbridge Fund”), may be deemed to be the beneficial owner of the shares held by the Highbridge Fund. The Highbridge Fund disclaims any beneficial ownership of these shares. The business address of HCM is 40 West 57th Street, 32nd Floor, New York, New York 10019 and the business address of the Highbridge Fund is c/o HedgServ (Cayman) Ltd., Willow House, Cricket Square Floor 3, George Town, Grand Cayman KY1-1104, Cayman Islands.

(7)
Includes 425,532 shares issuable upon conversion of our 5.25 Convertible Senior Notes due 2021.

(8)
Linden Capital L.P. is a Bermuda exempted limited partnership. Its general partner is Linden GP LLC. Mr. Siu Min Wong, the managing member of Linden GP LLC, possesses voting and dispositive control over the shares beneficially owned by Linden Capital L.P. The address of Linden Capital L.P. is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda.

(9)
Geode Diversified Fund (“Diversified”) is a segregated account of Geode Capital Master Fund Ltd. Geode Capital Management LP is the investment manager of Diversified. Mitch Livstone and Ted Blake, portfolio managers of Diversified, have the ultimate dispositive power of the securities held by Diversified. The business address of the Fund is 1 Post Office Square, 20th Floor, Boston, MA 02109.

(10)
Tenor Capital Management Company, L.P., the investment manager to Tenor Opportunity Master Fund, Ltd, has discretionary authority to vote and dispose of the shares held by Tenor Opportunity Master Fund, Ltd and may be deemed to be the beneficial owner of these shares. Robin Shah, in his capacity as partner of Tenor Capital Management Company, L.P. may also be deemed to have investment discretion and voting power over the shares held by Tenor Opportunity Master Fund, Ltd. Tenor Opportunity Master Fund, Ltd and Mr. Shah each disclaim any beneficial ownership of these shares. The address of Tenor Capital Management Company, L.P. is 810 Seventh Avenue, New York, NY 10019.

PLAN OF DISTRIBUTION
The borrowed shares being offered pursuant to this prospectus supplement and the accompanying prospectus will be borrowed by the selling shareholders named herein pursuant to lending arrangements from certain of the underwriters (or their respective affiliates) in our concurrent offering of convertible notes, each of which is borrowing the shares either directly from SFLC or from its affiliate, which in turn is borrowing the shares from SFLC. We refer to the entities that are borrowing shares from SFLC as the Share Borrowers. We expect that the selling shareholders will sell the borrowed shares and use the resulting short position to establish their initial hedge with respect to their investments in the convertible notes. There can be no assurance that any selling shareholder will sell any or all of the common shares offered pursuant to this prospectus supplement, or the timing of any such sales.
The selling shareholders may sell the common shares included in this prospectus through the Share Borrowers (or their respective affiliates), in privately negotiated transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
In addition, the selling shareholders may sell, through the Share Borrowers (or their respective affiliates), our common shares included in this prospectus through:
•
block trades in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•
purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•
ordinary brokerage transactions and transactions in which a broker solicits purchasers.

None of the Share Borrowers, or their respective affiliates, or us will receive any proceeds of the offering or sale of the borrowed shares, but we will receive a one-time nominal fee of  $0.01 per share from SFLC for each newly issued share. However, the Share Borrowers have agreed to pay a fee to our subsidiary SFLC in respect of the borrowed shares. In addition, the Share Borrowers (or their respective affiliates) may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or from purchasers of borrowed shares for whom a Share Borrower (or its affiliate) may act as agent or to whom it may sell as principal and may receive a fee in exchange for lending the borrowed shares.
The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with the selling shareholders in the distribution of the securities may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act of 1934, as amended, or the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.
We will bear the registration costs relating to the securities offered and sold by the Selling Shareholders under this Registration Statement

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.
Commission registration fee	$12,854.63
Printing and engraving expenses	$25,000
Legal fees and expenses	$150,000
Accounting fees and expenses	$30,000
Transfer agent and registrar fees	$10,000
Miscellaneous	$72,145.38
Total	$300,000

LEGAL MATTERS
The validity of the common shares offered hereby will be passed upon for us by Seward & Kissel LLP, New York, New York, as to matters of United States and New York law, and by MJM Limited, Hamilton, Bermuda, as to matters of Bermuda law.
EXPERTS
The consolidated financial statements of Ship Finance International Limited for the years ended December 31, 2015, 2016 and 2017, incorporated into this prospectus supplement by reference from the our annual report on Form 20-F for the year ended December 31, 2017, and the effectiveness of our internal control over financial reporting have been audited by MSPC, Certified Public Accountants and Advisors, A Professional Corporation, an independent registered public accounting firm, as set forth in their report therein, and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
ENFORCEMENT OF CIVIL LIABILITIES
We are a Bermuda exempted company and our executive offices are located outside of the United States in Hamilton, Bermuda. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.
Furthermore, there is uncertainty as to whether the courts of Bermuda would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

INFORMATION INCORPORATED BY REFERENCE
The Commission allows us to “incorporate by reference” information that we file with, or furnish to, it. This means that we can disclose important information to you by referring you to those filed documents. The information listed below is incorporated by reference and is considered to be a part of this prospectus supplement, and information that we file later with the Commission before all of the securities offered by this prospectus supplement and accompanying prospectus are sold will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.
•
Our Reports of Foreign Private Issuer on Form 6-K, filed with the Commission on March 26, 2018 (i) announcing that the Company has adjusted the conversion price related to its outstanding convertible notes and (ii) announcing the Company’s acquisition of 15 feeder size container vessels and the related charters and the sale of the SFL Avon;

•
Our Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Commission on March 26, 2018, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•
Form 8-A12B, filed with the Commission on May 26, 2004, registering our common shares under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement that state they are incorporated by reference into this prospectus supplement until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement and accompany prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement.
We will provide without charge to each person to whom this prospectus supplement is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office at the following address:
Ship Finance International Limited
Par la Ville Place, 4th Floor
14 Par la Ville Road
Hamilton HM 08, Bermuda
Tel: 1 800-715-6374
Email: ir@shipfinance.no
Attn: Investor Relations
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

Through this prospectus, we or any selling shareholder may periodically offer:
(1)
our common shares;

(2)
our preferred shares;

(3)
our debt securities (which may include convertible debt securities);

(4)
our warrants;

(5)
our purchase contracts;

(6)
our units; and

(7)
our rights.

We may also offer securities of the type listed above that are convertible or exchangeable into one or more of the securities listed above.
The prices and other terms of the securities that we or any selling shareholder will offer will be determined at the time of their offering and will be described in a supplement to this prospectus. We will not receive any of the proceeds from a sale of securities by the selling shareholders. Selling shareholders may own securities on the date of this prospectus or acquired hereafter.
Our common shares are currently listed on the New York Stock Exchange, or the NYSE, under the symbol “SFL.”
The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 2 of this prospectus and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 26, 2016.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.
This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we or any selling shareholder may sell the common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below and any documents incorporated by reference in this prospectus and in any prospectus supplement.
This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information provided in that registration statement. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”
i

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
ii

PROSPECTUS SUMMARY
This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.
Unless we otherwise specify, when used in this prospectus, the terms “Ship Finance International Limited,” “Ship Finance,” “Company,” “we,” “us,” and “our” refer to Ship Finance International Limited and its subsidiaries. We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term twenty-foot equivalent units, or “TEU”, in describing container vessels to refer to the number of standard twenty foot containers that the vessel can carry.
Ship Finance International Limited
We are a global international ship-owning company with a large and diverse asset base across the maritime and offshore industries. As of September 23, 2016, our assets consisted of 15 oil tankers, 22 dry bulk carriers, 20 container vessels, two car carriers, two ultra-deepwater drilling units, two jack-up drilling rigs, two chemical tankers and five offshore support vessels. In addition, we have entered into agreements to lease-in two 19,200 TEU newbuilding container vessels on a long-term bareboat basis when such vessels are delivered from the shipyard, which is scheduled in 2016 and 2017, respectively. We have also entered into agreements with a shipyard in Korea for the construction of two 114,000 dwt LR2 product tankers, which are scheduled to be delivered during the second half of 2017. All four newbuildings are leased out on multi-year long term charters, commencing upon delivery from the shipyards.
Other than two Suezmax tankers, seven Handysize drybulk carriers and two smaller containerships each employed under short-term time charters or in the spot market, and one jack-up drilling rig that is currently idle, all of the other vessels in our fleet have charters attached to them, which are generally contracted to expire between one and 16 years from now. These existing charters provide us with significant and stable base cash flows and high asset utilization, subject to the full performance of the obligations of our counterparties under their agreements with us. The fixed-rate charter backlog as of June 30, 2016 and adjusted for subsequent vessel sales and charter cancellations was approximately $4 billion, with an average remaining charter term of five years, or nine years if weighted by charter revenue. Some of our charters include purchase options on behalf of the charterer, which if exercised would reduce our remaining charter coverage and contracted cash flow, but increase our cash position. The amount of actual revenues earned and the actual periods during which revenues are earned may be different from the backlog projections due to various factors including, off-hire caused by unscheduled repairs, maintenance and other factors.
Recent Developments
At our Annual General Meeting of Shareholders, which was held on September 23, 2016, the shareholders approved each of the proposals contained in the Company’s proxy materials, including the proposal to re-elect all of our existing directors other than Ms. Georgina Sousa, who did not stand for re-election.
Corporate Information
We are a holding company incorporated under the laws of Bermuda. We operate through our vessel owning and other subsidiaries incorporated in Bermuda, Liberia, Norway, Cyprus, Singapore, Malta, the Marshall Islands and the United Kingdom. Our principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number is +1 (441) 295-9500. We maintain an internet site at http://www.shipfinance.bm. The information contained at our internet site is not incorporated by reference in this prospectus and you should not consider it a part of this prospectus.
The information above concerning us is only a summary and does not purport to be comprehensive. For additional information about us, you should refer to the information described in “Where You Can Find Additional Information” in this prospectus.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks and the discussion of risks under the heading “Risk Factors” in any applicable prospectus supplement hereto or in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 1, 2016, and the documents we have incorporated by reference in this prospectus, including the section entitled “Risk Factors” in future annual reports that summarize the risks that may materially affect our business before making an investment in our securities. Please see the section in this prospectus entitled “Where You Can Find Additional Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include but are not limited to statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus, the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” and similar expressions identify forward-looking statements.
The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Important assumptions relating to the forward-looking statements include, among other things, assumptions regarding demand for our products, the cost and availability of refined marine fuel from suppliers, pricing levels, the timing and cost of capital expenditures, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, among others:
•
the strength of world economies;

•
fluctuations in currencies and interest rates;

•
general market conditions including fluctuations in charterhire rates and vessel values;

•
changes in demand in the markets in which we operate;

•
changes in demand resulting from changes in the Organization of the Petroleum Exporting Countries’, or OPEC’s, petroleum production levels and worldwide oil consumption and storage;

•
developments regarding the technologies relating to oil exploration;

•
changes in market demand in countries which import commodities and finished goods and changes in the amount and location of the production of those commodities and finished goods;

•
increased inspection procedures and more restrictive import and export controls;

•
changes in our operating expenses, including bunker prices, drydocking and insurance costs;

•
performance of our charterers and other counterparties with whom we deal;

•
timely delivery of vessels under construction within the contracted price;

•
changes in governmental rules and regulations or actions taken by regulatory authorities;

•
potential liability from pending or future litigation;

•
general domestic and international political conditions; and

•
potential disruption of shipping routes due to accidents or political events.

These forward-looking statements should be considered in light of the information included in this prospectus and the documents incorporated by reference herein, including the information under the heading “Risk Factors” in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2015. We undertake no obligation to update or revise any forward-looking statements.

USE OF PROCEEDS
We intend to use net proceeds from the sale of securities as set forth in the applicable prospectus supplement, which may include general corporate purposes, asset purchases, debt repayment and strategic transactions. We will not receive any proceeds from sales of our securities by selling shareholders.

PRICE RANGE OF OUR COMMON SHARES
Our common shares were listed on the NYSE on June 15, 2004, and commenced trading on that date under the symbol “SFL”.
The following table sets forth, for each of the five most recent full financial years, the high and low closing prices of our common shares on the NYSE.
	High	Low
Fiscal year ended December 31,
2015	$17.69	$13.89
2014	$19.82	$13.11
2013	$17.78	$14.35
2012	$17.56	$9.34
2011	$22.43	$8.66
The following table sets forth, for each full financial quarter for the two most recent fiscal years, the high and low closing prices for the common shares on the NYSE.
	High	Low
Fiscal year ended December 31, 2016
First quarter	$16.57	$10.31
Second quarter	$16.17	$13.39
	High	Low
Fiscal year ended December 31, 2015
First quarter	$16.01	$13.89
Second quarter	$17.38	$14.80
Third quarter	$17.10	$14.43
Fourth quarter	$17.69	$15.19
	High	Low
Fiscal year ended December 31, 2014
First quarter	$19.20	$15.95
Second quarter	$19.26	$16.80
Third quarter	$19.82	$16.92
Fourth quarter	$17.39	$13.11
The following table sets forth, for the most recent six months, the high and low closing prices for the common shares on the NYSE.
	High	Low
September 2016*	$14.97	$14.71
August 2016	$15.78	$14.74
July 2016	$15.17	$13.86
June 2016	$16.17	$13.99
May 2016	$16.03	$14.62
April 2016	$15.26	$13.39
March 2016	$14.75	$12.94

*
through and including September 23, 2016

CAPITALIZATION
Each prospectus supplement will include information on the Company’s consolidated capitalization.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years and the six months ended June 30, 2016. The Company does not have any preferred shares outstanding and therefore does not pay any preference security dividends.
	For The Years Ended December 31,					For the Six Months ended June 30, 2016
(In thousands of U.S. dollars, except ratios)	2011	2012	2013	2014	2015
Earnings:
Net income	$131,175	$185,836	$89,206	$122,815	$200,832	$85,611
Add: Fixed charges	103,816	95,183	87,482	86,371	70,987	35,932
Less: Interest capitalized	438	332	257	290	404	658
Total earnings	$234,553	$280,687	$176,431	$208,896	$271,415	$120,885

Fixed charges:
Interest expensed and capitalized	$96,685	$89,317	$76,177	$75,100	$59,374	$30,269
Interest portion of rental expense	—	—	—	—	—	—
Amortization and write-off of capitalized expenses relating to indebtedness	7,131	5,866	11,305	11,271	11,613	5,663
Total fixed charges	$103,816	$95,183	$87,482	$86,371	$70,987	$35,932
Ratio of earnings to fixed charges	2.26x	2.95x	2.02x	2.42x	3.82x	3.36x
For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to common stockholders plus interest expense and any amortization and write-off of capitalized expenses relating to indebtedness. Fixed charges consist of interest expense and capitalized, the interest portion of rental expense and amortization and write-off of capitalized expenses relating to indebtedness.

ENFORCEMENT OF CIVIL LIABILITIES
There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.
In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, may not be entertained by a Bermuda court to the extent it is contrary to Bermuda public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be available under Bermuda law or enforceable in a Bermuda court, to the extent they are contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violations of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

SELLING SHAREHOLDERS
The selling shareholders, who will be named in a prospectus supplement, as applicable, may offer and sell common shares from time to time pursuant to this prospectus. We will not receive any of the proceeds from any sale of our common shares by any of the selling shareholders. Selling shareholders may own securities on the date of this prospectus or acquired hereafter.

DESCRIPTION OF SHARE CAPITAL
The following is a description of the material terms of our amended Memorandum of Association and Bye-laws.
Purpose
The Memorandum of Association of the Company was previously filed on May 21, 2004 as Exhibit 3.1 to our Registration Statement on Form F-4 (File No. 333-115705) and is incorporated by reference herein.
The purposes and powers of the Company are set forth in Items 6(1) and 7(a) through (h) of our Memorandum of Association and in the Second Schedule of the Companies Act of 1981 of Bermuda. These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; acquiring, owning, chartering, selling, managing and operating ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.
Our Bye-laws
At the 2007 Annual General Meeting of the Company, the shareholders voted to amend the Company’s Bye-laws to ensure conformity with recent revisions to the Companies Act 1981 of Bermuda, as amended. These amended Bye-laws of the Company, as adopted by the Company’s shareholders on September 28, 2007, and as further amended at the Annual General Meeting of the Company held on September 20, 2013, have been filed as Exhibit 1.3 to the Company’s 20-F filed on April 9, 2015, and are hereby incorporated by reference into this prospectus.
Bermuda law permits the Bye-laws of a Bermuda company to contain provisions exempting (except in relation to an allegation of fraud or dishonesty proved against them) from personal liability a director, alternate director, officer, member of a committee authorized under Bye-law 98, resident representative or their respective heirs, executors or administrators to the company from any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the Company or any subsidiary thereof. Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the Company and any members authorized under Bye-law 98, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the Company or member of a committee authorized under Bye-law 98, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.
Our shareholders have no pre-emptive, subscription, redemption, conversion or sinking fund rights. Shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Shareholders have no cumulative voting rights. Shareholders are entitled to dividends if and when they are declared by our Board of Directors, subject to any preferred dividend right of holders of any preference shares. Directors to be elected by shareholders require a simple majority of votes cast at a meeting at which a quorum is present. For all other matters, unless a different majority is required by law or our Bye-laws, resolutions to be approved by shareholders require approval by a simple majority of votes cast at a meeting at which a quorum is present.
Upon our liquidation, dissolution or winding up, shareholders will be entitled under Bermuda law to receive, ratably, our net assets available after the payment of all our debts and liabilities and any preference amount owed to any preference shareholders. The rights of shareholders, including the right to elect directors, are subject to the rights of any series of preference shares we may issue in the future.

Under our Bye-laws, annual meetings of shareholders will be held at a time and place selected by our Board of Directors each calendar year, but in no event shall any such meeting be held in Norway or the United Kingdom. Special meetings of shareholders may be called by our Board of Directors at any time and, pursuant to Bermuda law, special meetings must be called at the request of shareholders holding at least 10% of our paid-up share capital carrying the right to vote at general meetings. Under our Bye-laws, five days’ notice of an annual meeting or any special meeting must be given to each shareholder entitled to vote at that meeting. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board of Directors may set a record date at any time before or after any date on which such notice is dispatched.
Special rights attaching to any class of our shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.
Our Bye-laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with the Company or in which the Company is otherwise interested. Our Bye-laws provide our Board of Directors the authority to exercise all of the powers of the Company to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. Our directors are not required to retire because of their age, and our directors are not required to be holders of our common shares. Our Board of Directors shall at all times comprise a majority of directors who are not resident in the United Kingdom. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.
Our Bye-laws provide that no director, alternate director, officer, person or member of a committee authorized under Bye-law 98, if any, resident representative, or his heirs, executors or administrators, which we refer to collectively as an indemnitee, is liable for the acts, receipts, neglects or defaults of any other such person or any person involved in our formation, or for any loss or expense incurred by us through the insufficiency or deficiency of title to any property acquired by us, or for the insufficiency or deficiency of any security in or upon which any of our monies shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default or oversight on his part, or for any other loss, damage or misfortune whatsoever which shall happen in relation to the execution of his duties, or supposed duties, to us or otherwise in relation thereto. Each indemnitee will be indemnified and held harmless out of our funds to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, alternate director, officer, committee member or resident representative in his reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election. In addition, each indemnitee shall be indemnified against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted. We are authorized to purchase insurance to cover any liability an indemnitee may incur under the indemnification provisions of our Bye-laws.
Authorized Capitalization
Under our amended Memorandum of Association, our authorized capital consists of  $125,000,000, comprising 125,000,000 common shares, which may include related purchase rights for our common or preferred shares, having a par value of  $1.00 each, of which 93,504,575 are issued and outstanding as of June 30, 2016.
At our Annual General Meeting held on September 23, 2016, an adjustment of our share capital was approved, whereby the par value of our shares was reduced from $1.00 to $0.01 each and the number of authorized shares was increased from 125,000,000 to 150,000,000. Following the adjustments, which are expected to become effective on or about September 30, 2016, our authorized capital will consist of $1,500,000, comprising 150,000,000 common shares, having a par value $0.01 each, of which 93,504,575 shares are issued and outstanding.

Share History
In June 2013, the Company issued and sold 8,000,000 common shares in an underwritten public offering for gross proceeds before expenses of approximately $128.7 million.
In November 2006, the Board of Directors approved a share option scheme, or the Share Option Scheme, permitting the directors to grant options in the Company’s shares to employees and directors of the Company or its subsidiaries. In March 2012, we issued 100,000 new shares at a price of  $6.85 per share in order to satisfy options exercised by one of our employees. In January 2013 and May 2013, we issued a total of 35,000 new shares at a price of  $5.29 per share in order to satisfy options exercised by two of our employees. In the year ended December 31, 2014, the Company issued a total of 144,000 new shares in order to satisfy options exercised by three directors, one officer and two employees. In the year ended December 31, 2015, the Company issued a total of 64,000 common shares in order to satisfy options exercised by two officers and three employees. Under the Share Option Scheme the Company has awarded approximately 279,000 shares that may be exercised by their holders for our common shares at a strike price as detailed in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 1, 2016.
The Company has issued $350 million Senior Unsecured Convertible Notes due February 1, 2018. The conversion of these notes could result in the issuance of additional common shares in an amount to be determined in accordance with the conversion rate set forth in the note agreements.
In March 2016, the Company issued 36,575 new shares in order to satisfy options exercised by two officers and three employees. The exercise price was $12.11 per share, resulting in a total premium on issue of  $0.4 million.
Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive, ratably, all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.
Preferred Shares
The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval, cause us to issue preferred stock which has voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares.

DESCRIPTION OF DEBT SECURITIES
We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). The aggregate principal amount of debt securities which may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.
The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as “subsequent filings.” The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.
General
We expect that neither indenture will limit the amount of debt securities which may be issued. The debt securities may be issued in one or more series.
You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
•
the designation, aggregate principal amount and authorized denominations;

•
the issue price, expressed as a percentage of the aggregate principal amount;

•
the maturity date;

•
the interest rate per annum, if any;

•
if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•
any optional or mandatory sinking fund provisions or exchangeability provisions;

•
the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•
whether the debt securities will be our senior or subordinated securities;

•
whether the debt securities will be our secured or unsecured obligations;

•
the applicability and terms of any guarantees;

•
the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions, including discharge and defeasance;

•
if other than denominations of  $2,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

•
if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•
any events of default not set forth in this prospectus;

•
the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•
whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•
any restrictive covenants or other material terms relating to the debt securities;

•
whether the debt securities will be issued in the form of global securities or certificates in registered form;

•
any listing on any securities exchange or quotation system;

•
additional provisions, if any, related to defeasance and discharge of the debt securities; and

•
any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.
Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in minimum denominations of  $2,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.
Senior Debt
We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.
Subordinated Debt
We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.
Covenants
Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•
our ability to incur either secured or unsecured debt, or both;

•
our ability to make certain payments, dividends, redemptions or repurchases;

•
our ability to create dividend and other payment restrictions affecting our subsidiaries;

•
our ability to make investments;

•
mergers and consolidations by us or our subsidiaries;

•
sales of assets by us;

•
our ability to enter into transactions with affiliates;

•
our ability to incur liens; and

•
sale and leaseback transactions.

Modification of the Indentures
We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:
(1)
changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)
reduces the principal, or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4)
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)
makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)
makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)
waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.
Events of Default
We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:
•
default in any payment of interest when due which continues for 30 days;

•
default in any payment of principal or premium at maturity;

•
default in the deposit of any sinking fund payment when due;

•
default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded, annulled, or cured within 30 days after we receive notice of the default; and

•
events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.
There may be such other or different events of default as described in applicable subsequent filings with respect to any class or series of debt securities.
We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
We expect that each indenture will require us to file annually, after debt securities are issued under that indenture with the applicable trustee, a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee indemnity and security reasonably satisfactory to it. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.
Defeasance and Discharge
The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
Defeasance of Certain Covenants
We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.
We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
•
the title of such warrants;

•
the aggregate number of such warrants;

•
the price or prices at which such warrants will be issued;

•
the currency or currencies, in which the price of such warrants will be payable;

•
the securities purchasable upon exercise of such warrants;

•
the price at which and the currency or currencies, in which the securities upon exercise of such warrants may be purchased;

•
the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•
if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•
if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•
if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•
information with respect to book-entry procedures, if any;

•
if applicable, a discussion of any material U.S. federal income tax considerations; and

•
any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of:
•
debt or equity securities issued by us as specified in the applicable prospectus supplement; or

•
currencies.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:
•
the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•
a description of the terms of any unit agreement governing the units;

•
if applicable, a discussion of any material U.S. federal income tax considerations; and

•
a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:
•
the exercise price for the rights;

•
the number of rights issued to each shareholder;

•
the extent to which the rights are transferable;

•
any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•
the date on which the right to exercise the rights will commence and the date on which the right will expire;

•
the amount of rights outstanding;

•
the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•
the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” in this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION
We or any selling shareholder may sell or distribute our securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
In addition, we or any selling shareholder may sell our securities included in this prospectus through:
•
a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•
purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•
ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we or any selling shareholder may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:
•
enter into transactions involving short sales of our common shares by broker-dealers;

•
sell common shares short and deliver the shares to close out short positions;

•
enter into option or other types of transactions that require us or the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus;

•
loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares; or

•
a combination of the foregoing.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any selling shareholder, or borrowed from us, any selling shareholder, or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any of our shareholders may otherwise loan or pledge securities (which may be newly-issued or outstanding securities) to a financial institution or other third party that in turn may sell the securities short using this prospectus or on-lend the securities to third parties who may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
The selling shareholders and any broker-dealers or other persons acting on our behalf or on behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have or will inform the selling shareholders that Regulation M, promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the selling shareholders’ securities on the basis of parameters described in such trading plans.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear costs relating to the securities offered and sold by us under this Registration Statement.
As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, the maximum underwriting compensation to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us or any selling shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act. If five percent (5%) or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.
SEC registration fee	$	*
FINRA filing fee	$	**
NYSE supplemental listing fee	$	**
Blue sky fees and expenses	$	**
Printing and engraving expenses	$	**
Legal fees and expenses	$	**
Accounting fees and expenses	$	**
Transfer agent and registrar fees	$	**
Indenture trustee fees and expenses	$	**
Miscellaneous	$	**
Total	$	**

*
The Registrant is registering an indeterminate amount of securities under the registration statement and in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of any registration fee until the time the securities are sold under the registration statement pursuant to a prospectus supplement.

**
To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by MJM Limited with respect to matters of Bermuda law and by Seward & Kissel LLP, New York, New York, with respect to matters of U.S. law.
EXPERTS
The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2015 and the effectiveness of our internal control over financial reporting as of December 31, 2015 have been audited by MSPC Certified Public Accountants and Advisors, A Professional Corporation, an independent registered public accounting firm, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission. You may read and copy any document that we file at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.
Information Incorporated by Reference
The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference the documents listed below:
•
Form 8-A12B, filed with the Commission on May 26, 2004, registering our common shares, par value $1.00 per share, under Section 12(b) of the Exchange Act, and any amendment filed thereto;

•
Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 1, 2016, which contains audited consolidated financial statements for the fiscal years ended December 31, 2015, 2014 and 2013;

•
Current report on Form 6-K, filed with the Commission on June 23, 2016, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited condensed consolidated interim financial statements as of and for the three-months ended March 31, 2016; and

•
Current report on Form 6-K, filed with the Commission on September 19, 2016, which contains Management’s Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed consolidated financial statements and related information and data as of and for the six-month period ended June 30, 2016.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and current reports on Form 6-K that we furnish to the Commission after the date of this prospectus that state they are incorporated by reference into this prospectus until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We, the selling shareholders and any underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, the selling shareholders and the underwriters, are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filings or any subsequent filings we incorporated by reference to this prospectus by writing or telephoning us at the following address:
Ship Finance International Limited
Par la Ville Place, 4th Floor
14 Par la Ville Road
Hamilton HM 08, Bermuda
Tel: +1 800-715-6374
Email: ir@shipfinance.no
Attn: Investor Relations
Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of any stock exchange on which our common shares may be listed in the future, those proxy statements will not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from Section 16 of the Exchange Act and the rules under the Exchange Act relating to, among other things, short swing profit reporting and liability.

7,000,000 Shares
Common Shares

PROSPECTUS SUPPLEMENT

April 19, 2018